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                                                                    EXHIBIT 5.1


                   [Letterhead of Jones, Day, Reavis & Pogue]




                                January 28, 1998


Associated Materials Incorporated
2200 Ross Avenue, Suite 4100 East
Dallas, Texas  75201

         Re: Issuance and Sale of $75,000,000 Aggregate Principal Amount of Senior Subordinated Notes due 2008 of Associated Materials Incorporated

Ladies and Gentlemen:

                 We are acting as counsel to Associated Materials Incorporated, a Delaware corporation (the "Company"), in connection with the issuance and sale of $75,000,000 aggregate principal amount of Senior Subordinated Notes due 2008 (the "Notes") of the Company. The Notes are to be issued pursuant to an Indenture (the "Indenture") between the Company and U.S. Trust Company of Texas, N.A., as trustee (the "Trustee"), and sold pursuant to an Underwriting Agreement (the "Underwriting Agreement") among the Company and Salomon Brothers Inc and Dain Rauscher Incorporated, as the underwriters pursuant to the Underwriting Agreement (the "Underwriters").

                 We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based on the foregoing, we are of the opinion that the Notes have been duly authorized by the Company, and when (i) duly executed by the Company and duly authenticated by the Trustee in accordance with the terms of the Indenture, and (ii) delivered to and paid for by the Underwriters in accordance with the Underwriting Agreement, the Notes will be valid and binding obligations of the Company and will be entitled to the benefits of the Indenture.

                 We hereby consent to the filing of this opinion letter as
Exhibit 5.1 to the Registration Statement on Form S-1 (Commission File No. 333-42067) (the "Registration Statement") filed by the Company to effect the registration of the Notes under the Securities Act of 1933, as amended, and to the reference to our Firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

                                                 Very truly yours,

                                                 /s/ Jones, Day, Reavis & Pogue

                                                 Jones, Day, Reavis & Pogue